Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 6/30/2007	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
8560 Upland Drive (formerly known as ADIC)	100%	28%	12/21/01	$13,169,834	N/A	N/A	N/A
American InterContinental University	83%**	28%	9/19/03	$26,977,172	N/A	N/A	N/A
AmeriCredit	SOLD	28%	7/16/01	$12,541,466	4/13/05	$14,444,000	$4,020,236
John Wiley & Sons	SOLD	28%	12/12/02	$17,506,702	4/13/05	$21,530,000	$6,023,298
Siemens – Orlando	91%	47%	10/30/03	$11,725,950	N/A	N/A	N/A
Randstad – Atlanta	SOLD	47%	12/19/03	$6,556,365	4/24/07	$9,250,000	$4,252,507
7500 Setzler Parkway	SOLD	47%	3/26/04	$7,040,475	1/31/07	$8,950,000	$4,126,017
WEIGHTED AVERAGE	91%

*	The Acquisition Price does not include the upfront sales charge.
**	Decrease in % leased is a result of tenant lease expiration in July 2007.

FUND FEATURES

OFFERING DATES	March 2001 – March 2003
PRICE PER UNIT	$10
STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions
STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 80% Tax-Preferred – 20%
AMOUNT RAISED	$37,720,487

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended June 30, 2007. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investor’s realized results at the close of the Fund.

Readers of this correspondence should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XIII is in the holding phase of its life cycle. The Fund now owns interests in three properties, having sold the Randstad building in the second quarter. The remaining properties are well-leased. Our focus in the near-term is to maintain the high occupancy level of the portfolio and maximize operating performance in each of the assets in order to deliver what we believe will be greater overall performance for our investors.

The sale of the Randstad building capitalizes on the current capital markets environment and the strong demand for net-leased product, as reflected in the significant increase in value over the holding period. We have completed the distribution of net sale proceeds to the limited partners in August 2007 totaling approximately $4,150,000 from the sales of the Americredit, John Wiley, and 7500 Setzler buildings. As a result of the Randstad sale, the General Partners have announced the next distribution of net sale proceeds of approximately $4,260,000. This distribution is scheduled for fourth quarter 2007.

The second quarter 2007 operating distributions to the Cash-Preferred unit holders were 6.50% (see “Estimated Annualized Yield” table), a decrease from the prior quarter. The General Partners anticipate that operating distributions may remain lower in the near-term due to the reduced cash flow resulting from the sales of 7500 Setzler Parkway and the Randstad building, as well as anticipated capital requirements for releasing the Siemens building in Orlando.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Property Summary

•	The 8560 Upland Drive building (formerly known as ADIC), located in Denver, Colorado, is fully leased until 2011.

•

The American InterContinental University (AIU) building is located in Hoffman Estates, Illinois, a suburb of Chicago. This asset is now 83% leased, after Phillips Electronics vacated its space in mid-July 2007. This space is now being marketed for lease.

•

The AmeriCredit building, located in Jacksonville, Florida, was sold on April 13, 2005, and $4,020,236 in net sale proceeds was allocated to the Fund. The November 2005 distribution included $4,002,754 of these proceeds. The remaining $17,483 was included in the net sale proceeds distribution in August 2007.

•

John Wiley & Sons is located in Indianapolis, Indiana. This asset was sold on April 13, 2005, and $6,023,298 in net sale proceeds has been allocated to the Fund. The November 2005 distribution included $5,997,246 of these proceeds. The remaining $26,052 was included in the net sale proceeds distribution in August 2007.

•	The Siemens – Orlando building was acquired in October 2003. The property is 91% leased to three tenants, and the major lease to Siemens extends to 2009.

•

The Randstad – Atlanta building was sold April 24, 2007. Net sale proceeds of $4,252,507 were allocated to the Fund. Almost all of these proceeds are included in the net sale proceeds scheduled for distribution in fourth quarter 2007.

•

7500 Setzler Parkway is located in Brooklyn Park, Minnesota. This asset was sold on January 31, 2007, and net sales proceeds of approximately $4,126,017 were allocated to the Fund. Net sale proceeds of approximately $4,106,465 were distributed to the limited partners in August 2007. The remaining proceeds are included in the net sale proceeds scheduled for distribution in fourth quarter 2007.

For a more detailed quarterly financial report, please refer to

Fund XIII’s most recent 10-Q filing, which can be found

on the Wells Web site at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/06(3)
Per “Cash-Preferred” Unit	$10	$3.81	N/A	$3.25	$6.28
Per “Tax-Preferred” Unit	$10	$0.00	$1.13	$6.65	$6.12

(1)

These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Cash-Preferred units to Tax-Preferred units, or vice versa, under the Partnership agreement.

(2)

This per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Tax-Preferred Unit, reduced for Gain on Sale per unit allocated to a Pure Tax-Preferred Unit.

(3)

Please refer to the disclosure related to the estimated unit valuations contained in the 2006 Form 10-K for this partnership. The 12/31/06 unit values have been adjusted for the August NSP distributions, which were approximately $0.92 per Class A Unit and $2.07 per Class B Unit

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2007	8.00%	6.50%	—	—	—
2006	7.50%	7.50%	6.50%	7.50%	7.25%
2005	8.00%	5.00%	6.50%	7.00%	6.63%
2004	8.00%	8.00%	8.00%	8.50%	8.13%
2003	5.00%	4.50%	5.25%	6.50%	5.31%
2002	6.43%	5.00%	5.00%	5.00%	5.36%
2001	0.00%	0.00%	0.00%	6.58%	2.17%

TAX PASSIVE LOSSES — “TAX-PREFERRED” PARTNERS

2006	2005		2004	2003	2002	2001
10.11%	-24.61	%**	10.80%	6.47%	6.42%	2.06%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to “Cash-Preferred” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFCTPROQ2FACTS07-07 (4951)	© 2007 Wells Real Estate Funds